Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 033-64171 on Form S-3 and Registration Statement Nos. 333-65807, 333-102044, 333-125067 and 333-161398 on Form S-8 of our reports dated February 24, 2011 relating to the financial statements of UMB Financial Corporation and subsidiaries and the effectiveness of UMB Financial Corporation and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of UMB Financial Corporation for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Kansas City, Missouri

February 23, 2011